Exhibit 99.1

Focus Financial Partners Reports Fourth Quarter and Full Year 2020 Results

Record Financial Performance Demonstrates Benefits of Industry-Leading Scale and Resilient Business Model

New York, New York – February 18, 2021 – Focus Financial Partners Inc. (Nasdaq: FOCS) (“Focus Inc.”, “Focus”, the “Company”, “we”, “us” or “our”), a leading partnership of independent, fiduciary wealth management firms, today reported results for its fourth quarter and full year ended December 31, 2020.

Fourth Quarter 2020 Highlights

•	Total revenues of $379.7 million, 11.6% growth year over year
•	Organic revenue growth(1) rate of 7.3% year over year
•	GAAP net income of $7.7 million
•	GAAP basic and diluted net income per share attributable to common shareholders of $0.07
•	Adjusted Net Income Excluding Tax Adjustments(2) of $57.0 million and Tax Adjustments of $9.9 million
•	Adjusted Net Income Excluding Tax Adjustments Per Share(2) of $0.72 and Tax Adjustments Per Share(2) of $0.12
•	Net Leverage Ratio(3) of 3.89x

Full Year 2020 Highlights

•	Total revenues of $1.36 billion, 11.7% growth year over year
•	Organic revenue growth(1) rate of 7.0% year over year
•	GAAP net income of $49.0 million
•	GAAP basic and diluted net income per share attributable to common shareholders of $0.58 and $0.57, respectively
•	Adjusted Net Income Excluding Tax Adjustments(2) of $195.6 million and Tax Adjustments of $37.3 million
•	Adjusted Net Income Excluding Tax Adjustments Per Share(2) of $2.46 and Tax Adjustments Per Share(2) of $0.47
•	Net cash provided by operating activities for the trailing 4-quarters ended December 31, 2020 of $211.4 million, 8.5% higher than the prior year period
•	LTM Cash Flow Available for Capital Allocation(2) for the trailing 4-quarters ended December 31, 2020 of $200.5 million, 22.6% higher than the prior year period

Growth and Leverage Guidance

•	Establishing 2021 annual revenue and Adjusted Net Income Excluding Tax Adjustments Per Share growth targets in excess of 20%
•	Establishing 2021 annual organic revenue growth rate target in excess of 10%
•	Reaffirming Net Leverage Ratio(3) target range of 3.5x – 4.5x

(1)	Please see footnote 2 under “How We Evaluate Our Business” later in this press release.
(2)	Non-GAAP financial measures. Please see “Reconciliation of Non-GAAP Financial Measures” later in this press release for a reconciliation and more information on these measures.
(3)	Please see footnote 8 under “How We Evaluate Our Business” later in this press release.

“2020 was an unprecedented year and I am extremely proud of what we accomplished. We delivered record financial and operating results despite the pandemic-related challenges. Our business demonstrated its resiliency and consistently outperformed relative to our expectations,” said Rudy Adolf, Founder, CEO and Chairman. “In many ways, the story of 2020 was that scale matters. Our unique scale was instrumental in helping us not just weather the storm but move past it and thrive, positioning us for what we believe will be an even stronger year in 2021. We are establishing 2021 growth targets in excess of 20% for revenue and Adjusted Net Income Excluding Tax Adjustments Per Share, as well as a return to double-digit annual organic revenue growth. We are also reaffirming our strategic vision for the growth and scale that we believe Focus can achieve by 2025. Our differentiated model of entrepreneurship, value-added services and permanent growth capital will continue to make us the partner of choice, in turn creating superior value for shareholders.”

“Our 2020 fourth quarter and full-year financial results amplify our well-designed financial model and the outstanding job our partners did in managing their businesses in a year with many uncertainties. The breadth and diversification of our partnership, combined with our strong M&A momentum and high-quality value-added services, were all instrumental to this outcome,” said Jim Shanahan, Chief Financial Officer. “The ongoing stability of our revenue base and high proportion of fee-based and recurring revenues continued to drive strong growth in our cash flow generation. In January of this year, we took advantage of the outsized demand for our credit to increase our Term Loan by $500 million. With fire power of about $1 billion, we are well positioned to capitalize on future acquisition opportunities while remaining within our targeted net leverage ratio range of 3.5x - 4.5x.”

Fourth Quarter 2020 Financial Highlights

Total revenues were $379.7 million, 11.6%, or $39.4 million higher than the 2019 fourth quarter. The primary driver of this increase was revenue growth from our existing partner firms of approximately $24.6 million. The majority of this growth was driven by higher wealth management fees, which includes the effect of mergers completed by our partner firms. The balance of the increase of $14.8 million was due to revenues from new partner firms acquired during 2020. Our year-over-year organic revenue growth rate(1) was 7.3%, ahead of our expected flat outlook for the quarter.

An estimated 74.7%, or $283.8 million, of total revenues in the quarter were correlated to the financial markets. Of this amount, 63.1%, or $179.0 million, were generated from advance billings generally based on market levels in the 2020 third quarter. The remaining 25.3%, or $95.9 million, were not correlated to the markets. These revenues typically consist of family office type services, tax advice and fixed fees for investment advice, primarily for high and ultra-high net worth clients.

GAAP net income was $7.7 million compared to a net loss of $12.7 million in the prior year quarter. GAAP basic and diluted net income per share attributable to common shareholders was $0.07, as compared to ($0.25) for both basic and diluted loss per share in the prior year quarter.

Adjusted EBITDA(2) was $90.7 million, 9.3%, or $7.7 million, higher than the prior year period, and our Adjusted EBITDA margin(3) was 23.9%, ahead of our outlook of 23.5% for the quarter.

Adjusted Net Income Excluding Tax Adjustments(2) was $57.0 million and Tax Adjustments(2) were $9.9 million. Adjusted Net Income Excluding Tax Adjustments Per Share(2) was $0.72, up 14.3% compared to the prior year period, and Tax Adjustments Per Share(2) were $0.12, unchanged from the prior year period.

(1)	Please see footnote 2 under “How We Evaluate Our Business” later in this press release.
(2)	Non-GAAP financial measures. Please see “Reconciliation of Non-GAAP Financial Measures” later in this press release for a reconciliation and more information on these measures.
(3)	Calculated as Adjusted EBITDA divided by Revenues.

2020 Full Year Financial Highlights

Total revenues were a record $1.36 billion, 11.7%, or $143.0 million higher than the prior year. The primary driver of this increase was revenue growth from our existing partner firms of approximately $121.2 million. The majority of this growth was driven by higher wealth management fees, which includes the effect of mergers completed by our partner firms, as well as a full period of revenues recognized during 2020 for partner firms that were acquired in 2019. The balance of the increase of $21.8 million was due to revenues from new partner firms acquired during 2020. Our year-over-year organic revenue growth rate(1) for the year-to-date period was 7.0%.

GAAP net income was $49.0 million compared to a net loss of $12.0 million in the prior year. GAAP basic and diluted net income per share attributable to common shareholders was $0.58 and $0.57, respectively, compared to $(0.28) for both basic and diluted in the prior year.

Adjusted EBITDA(2) was $321.8 million, 19.2%, or $51.9 million, higher than the prior year. Our Adjusted EBITDA margin(3) was 23.6%, 150 basis points higher than the prior year primarily reflecting lower levels of SG&A expenses relative to revenue as a result of the impact of the Covid-19 pandemic.

Adjusted Net Income Excluding Tax Adjustments(2) was $195.6 million and Tax Adjustments(2) were $37.3 million. Adjusted Net Income Excluding Tax Adjustments Per Share(2) was $2.46, up 25.5% compared to the prior year, and Tax Adjustments Per Share(2) were $0.47, up 11.9% from the prior year.

(1)	Please see footnote 2 under “How We Evaluate Our Business” later in this press release.
(2)	Non-GAAP financial measures. Please see “Reconciliation of Non-GAAP Financial Measures” later in this press release for a reconciliation and more information on these measures.
(3)	Calculated as Adjusted EBITDA divided by Revenues.

Balance Sheet and Liquidity

As of December 31, 2020, cash and cash equivalents were $65.9 million and debt outstanding under the Company’s credit facilities was approximately $1.5 billion.

Of our total debt outstanding as of December 31, 2020, approximately $1.13 billion were borrowings under our Term Loan and $380.0 million were borrowings under our Revolver. Our Net Leverage Ratio(1) at December 31, 2020 was 3.89x. We remain committed to maintaining our Net Leverage Ratio(1) between 3.5x to 4.5x and believe this is the appropriate range for our business given our highly acquisitive nature.

Our net cash provided by operating activities for the trailing four quarters ended December 31, 2020 increased 8.5% to $211.4 million from $194.8 million for the comparable period ended December 31, 2019. Our Cash Flow Available for Capital Allocation(2) for the trailing four quarters ended December 31, 2020 increased 22.6% to $200.5 million from $163.5 million for the comparable period ended December 31, 2019. These increases reflect the earnings growth of our partner firms, the addition of new partner firms and the increase in our Adjusted EBITDA margin. In the 2020 fourth quarter, we paid $7.7 million of earn-out obligations and $2.9 million of required amortization under our Term Loan.

As of December 31, 2020, $850 million, or approximately 75%, of our Term Loan had been swapped from a floating rate to a weighted average fixed rate of 2.62%. The residual amount of approximately $277.6 million under the Term Loan as well as all Revolver borrowings remain at floating rates.

(1)	Please see footnote 8 under “How We Evaluate Our Business” later in this press release.
(2)	Non-GAAP financial measure. See ‘‘Reconciliation of Non-GAAP Financial Measures—Cash Flow Available for Capital Allocation” later in this press release.

Teleconference, Webcast and Presentation Information

Founder, CEO and Chairman, Rudy Adolf, and Chief Financial Officer, Jim Shanahan, will host a conference call today, February 18, 2021 at 8:30 a.m. Eastern Time to discuss the Company’s 2020 fourth quarter and full year results and outlook. The call can be accessed by dialing +1-877-407-0989 (inside the U.S.) or +1-201-389-0921 (outside the U.S.).

A live, listen-only webcast, together with a slide presentation titled “Fourth Quarter & Full Year 2020 Earnings Release Supplement” dated February 18, 2021 will be available under “Events” in the “Investor Relations” section of the Company’s website, www.focusfinancialpartners.com. A webcast replay of the call will be available shortly after the event at the same address. Registration for the call will begin 20 minutes prior to the start of the call, using the following link.

About Focus Financial Partners Inc.

Focus Financial Partners is a leading partnership of independent, fiduciary wealth management firms. Focus provides access to best practices, resources, and continuity planning for its partner firms who serve individuals, families, employers and institutions with comprehensive wealth management services. Focus partner firms maintain their operational independence, while they benefit from the synergies, scale, economics and best practices offered by Focus to achieve their business objectives.

Cautionary Note Concerning Forward-Looking Statements

The foregoing information contains certain forward-looking statements that reflect the Company’s current views with respect to certain current and future events and financial performance. These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment, including the impact and duration of the outbreak of Covid-19, which may cause the Company’s actual results to be materially different from any future results, expressed or implied, in these forward-looking statements. Any forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any statements expressed or implied therein will not be realized. Additional information on risk factors that could potentially affect the Company’s financial results may be found in the Company’s annual report on Form 10-K for the year ended December 31, 2019 and quarterly report on Form 10-Q for the quarter ended September 30, 2020 filed and our other filings with the Securities and Exchange Commission.

Investor and Media Contact

Tina Madon

Head of Investor Relations & Corporate Communications

Tel: (646) 813-2909

tmadon@focuspartners.com

How We Evaluate Our Business

We focus on several key financial metrics in evaluating the success of our business, the success of our partner firms and our resulting financial position and operating performance. Key metrics for the three and twelve months ended December 31, 2019 and 2020 include the following:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2020	2019	2020
	(dollars in thousands, except per share data)
Revenue Metrics:
Revenues	$340,231	$379,673	$1,218,341	$1,361,319
Revenue growth (1) from prior period	37.5%	11.6%	33.8%	11.7%
Organic revenue growth (2) from prior period	25.2%	7.3%	15.1%	7.0%

Management Fees Metrics (operating expense):
Management fees	$87,331	$102,381	$304,701	$349,475
Management fees growth (3) from prior period	37.8%	17.2%	30.9%	14.7%
Organic management fees growth (4) from prior period	22.6%	10.0%	10.2%	7.8%

Net Income (Loss) Metrics:
Net income (loss)	$(12,691)	$7,674	$(12,025)	$48,965
Net income (loss) growth from prior period	*	*	70.7%	*
Income (loss) per share of Class A common stock:
Basic	$(0.25)	$0.07	$(0.28)	$0.58
Diluted	$(0.25)	$0.07	$(0.28)	$0.57
Income (loss) per share of Class A common stock growth from prior period:
Basic	*	*	*	*
Diluted	*	*	*	*

Adjusted EBITDA Metrics:
Adjusted EBITDA (6)	$83,003	$90,700	$269,834	$321,763
Adjusted EBITDA growth (6) from prior period	53.1%	9.3%	32.7%	19.2%

Adjusted Net Income Excluding Tax Adjustments Metrics:
Adjusted Net Income Excluding Tax Adjustments (5)(6)	$47,224	$56,991	$146,718	$195,562
Adjusted Net Income Excluding Tax Adjustments growth (5)(6) from prior period	55.1%	20.7%	43.1%	33.3%

Tax Adjustments
Tax Adjustments (5)(6)(7)	$8,760	$9,856	$31,860	$37,254
Tax Adjustments growth from prior period (5)(6)(7)	38.9%	12.5%	39.6%	16.9%

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2019		2020		2019		2020
	(dollars in thousands, except per share data)
Adjusted Net Income Excluding Tax Adjustments Per Share and Tax Adjustments Per Share Metrics:
Adjusted Net Income Excluding Tax Adjustments Per Share (5)(6)	$0.63		$0.72		$1.96		$2.46
Tax Adjustments Per Share (5)(6)(7)	$0.12		$0.12		$0.42		$0.47
Adjusted Net Income Excluding Tax Adjustments Per Share growth (5)(6) from prior period	50.0%		14.3%		38.0%		25.5%
Tax Adjustments Per Share growth from prior period (5)(6)(7)	33.3%		0.0%		31.3%		11.9%

Adjusted Shares Outstanding
Adjusted Shares Outstanding (6)	75,072,782		79,584,887		75,039,357		79,397,568

Other Metrics:
Net Leverage Ratio (8) at period end	4.00	x	3.89	x	4.00	x	3.89	x
Acquired Base Earnings (9)	$—		$17,886		$35,138		$22,121
Number of partner firms at period end (10)	63		71		63		71

*	Not meaningful

(1)	Represents period-over-period growth in our GAAP revenue.

(2)	Organic revenue growth represents the period-over-period growth in revenue related to partner firms, including growth related to acquisitions of wealth management practices and customer relationships by our partner firms, including Connectus, and partner firms that have merged, that for the entire periods presented, are included in our consolidated statements of operations for each of the entire periods presented. We believe these growth statistics are useful in that they present full-period revenue growth of partner firms on a “same store” basis exclusive of the effect of the partial period results of partner firms that are acquired during the comparable periods.

(3)	The terms of our management agreements entitle the management companies to management fees typically consisting of all Earnings Before Partner Compensation (“EBPC”) in excess of Base Earnings up to Target Earnings, plus a percentage of any EBPC in excess of Target Earnings. Management fees growth represents the period-over-period growth in GAAP management fees earned by management companies. While an expense, we believe that growth in management fees reflect the strength of the partnership.

(4)	Organic management fees growth represents the period-over-period growth in management fees earned by management companies related to partner firms, including growth related to acquisitions of wealth management practices and customer relationships by our partner firms and partner firms that have merged, that for the entire periods presented, are included in our consolidated statements of operations for each of the entire periods presented. We believe that these growth statistics are useful in that they present full-period growth of management fees on a “same store” basis exclusive of the effect of the partial period results of partner firms that are acquired during the comparable periods.

(5)	In disclosures, including filings with the SEC, made prior to the quarter ended September 30, 2020, “Adjusted Net Income Excluding Tax Adjustments” and “Tax Adjustments” were presented together as “Adjusted Net Income.” Additionally, “Adjusted Net Income Excluding Tax Adjustments Per Share” and “Tax Adjustments Per Share” were presented together as “Adjusted Net Income Per Share.”

(6)	For additional information regarding Adjusted EBITDA, Adjusted Net Income Excluding Tax Adjustments, Adjusted Net Income Excluding Tax Adjustments Per Share, Tax Adjustments, Tax Adjustments Per Share and Adjusted Shares Outstanding, including a reconciliation of Adjusted EBITDA, Adjusted Net Income Excluding Tax Adjustments and Adjusted Net Income Excluding Tax Adjustments Per Share to the most directly comparable GAAP financial measure, please read “—Adjusted EBITDA” and “—Adjusted Net Income Excluding Tax Adjustments and Adjusted Net Income Excluding Tax Adjustments Per Share.”

(7)	Tax Adjustments represent the tax benefits of intangible assets, including goodwill, associated with deductions allowed for tax amortization of intangible assets in the respective periods based on a pro forma 27% income tax rate. Such amounts were generated from acquisitions completed where we received a step-up in basis for tax purposes. Acquired intangible assets may be amortized for tax purposes, generally over a 15-year period. Due to our acquisitive nature, tax deductions allowed on acquired intangible assets provide additional significant supplemental economic benefit. The tax benefit from amortization is included to show the full economic benefit of deductions for acquired intangible assets with the step-up in tax basis. As of December 31, 2020, estimated Tax Adjustments from intangible asset related income tax benefits from closed acquisitions based on a pro forma 27% income tax rate for the next 12 months is $41,718.

(8)	Net Leverage Ratio represents the First Lien Leverage Ratio (as defined in the Credit Facility), and means the ratio of amounts outstanding under the First Lien Term Loan and First Lien Revolver plus other outstanding debt obligations secured by a lien on the assets of Focus LLC (excluding letters of credit other than unpaid drawings thereunder) minus unrestricted cash and cash equivalents to Consolidated EBITDA (as defined in the Credit Facility).

(9)	The terms of our management agreements entitle the management companies to management fees typically consisting of all future EBPC of the acquired wealth management firm in excess of Base Earnings up to Target Earnings, plus a percentage of any EBPC in excess of Target Earnings. Acquired Base Earnings is equal to our retained cumulative preferred position in Base Earnings. We are entitled to receive these earnings notwithstanding any earnings that we are entitled to receive in excess of Target Earnings. Base Earnings may change in future periods for various business or contractual matters. For example, from time to time when a partner firm consummates an acquisition, the management agreement among the partner firm, the management company and the principals is amended to adjust Base Earnings and Target Earnings to reflect the projected post acquisition earnings of the partner firm.

(10)	Represents the number of partner firms on the last day of the period presented.

Unaudited Condensed Consolidated Financial Statements

FOCUS FINANCIAL PARTNERS INC.

Unaudited condensed consolidated statements of operations

(in thousands, except share and per share amounts)

	For the three months ended		For the twelve months ended
	December 31,		December 31,
	2019	2020	2019	2020
REVENUES:
Wealth management fees	$323,927	$360,603	$1,149,655	$1,286,130
Other	16,304	19,070	68,686	75,189
Total revenues	340,231	379,673	1,218,341	1,361,319
OPERATING EXPENSES:
Compensation and related expenses	112,657	129,748	431,465	476,208
Management fees	87,331	102,381	304,701	349,475
Selling, general and administrative	62,253	63,593	232,911	236,377
Management contract buyout	—	—	1,428	—
Intangible amortization	35,858	39,024	130,718	147,783
Non-cash changes in fair value of estimated
contingent consideration	13,101	19,818	38,797	19,197
Depreciation and other amortization	3,140	3,320	10,675	12,451
Total operating expenses	314,340	357,884	1,150,695	1,241,491
INCOME FROM OPERATIONS	25,891	21,789	67,646	119,828
OTHER INCOME (EXPENSE):
Interest income	337	41	1,164	453
Interest expense	(15,156)	(9,112)	(58,291)	(41,658)
Amortization of debt financing costs	(969)	(709)	(3,452)	(2,909)
Loss on extinguishment of borrowings	—	—	—	(6,094)
Other expense—net	(354)	(239)	(1,049)	(214)
Income from equity method investments	59	52	755	219
Impairment of equity method investment	(11,749)	—	(11,749)	—
Total other expense—net	(27,832)	(9,967)	(72,622)	(50,203)
INCOME (LOSS) BEFORE INCOME TAX	(1,941)	11,822	(4,976)	69,625
INCOME TAX EXPENSE	10,750	4,148	7,049	20,660
NET INCOME (LOSS)	(12,691)	7,674	(12,025)	48,965
Non-controlling interest	692	(4,076)	(847)	(20,920)
NET INCOME (LOSS) ATTRIBUTABLE TO
COMMON SHAREHOLDERS	$(11,999)	$3,598	$(12,872)	$28,045
Income (loss) per share of Class A
common stock:
Basic	$(0.25)	$0.07	$(0.28)	$0.58
Diluted	$(0.25)	$0.07	$(0.28)	$0.57
Weighted average shares of Class A
common stock outstanding:
Basic	47,203,578	50,723,913	46,792,389	48,678,584
Diluted	47,203,578	51,051,481	46,792,389	48,796,613

FOCUS FINANCIAL PARTNERS INC.

Unaudited condensed consolidated balance sheets

(in thousands, except share and per share amounts)

	December 31,	December 31,
	2019	2020
ASSETS
Cash and cash equivalents	$65,178	$65,858
Accounts receivable less allowances of $684 at 2019 and $2,178 at 2020	129,337	169,220
Prepaid expenses and other assets	58,581	65,581
Fixed assets—net	41,634	49,209
Operating lease assets	180,114	229,748
Debt financing costs—net	9,645	6,950
Deferred tax assets—net	75,453	107,289
Goodwill	1,090,231	1,255,559
Other intangible assets—net	1,003,456	1,113,467
TOTAL ASSETS	$2,653,629	$3,062,881
LIABILITIES AND EQUITY
LIABILITIES
Accounts payable	$8,077	$9,634
Accrued expenses	41,442	53,862
Due to affiliates	58,600	66,428
Deferred revenue	7,839	9,190
Other liabilities	215,878	222,911
Operating lease liabilities	196,425	253,295
Borrowings under credit facilities (stated value of $1,279,188 and $1,507,622
at December 31, 2019 and December 31, 2020, respectively)	1,272,999	1,507,119
Tax receivable agreements obligations	48,399	81,563
TOTAL LIABILITIES	1,849,659	2,204,002
EQUITY
Class A common stock, par value $0.01, 500,000,000 shares authorized;
47,421,315 and 51,158,712 shares issued and outstanding at
December 31, 2019 and December 31, 2020, respectively	474	512
Class B common stock, par value $0.01, 500,000,000 shares authorized;
22,075,749 and 20,661,595 shares issued and outstanding at
December 31, 2019 and December 31, 2020, respectively	221	207
Additional paid-in capital	498,186	526,664
Retained earnings (deficit)	(13,462)	14,583
Accumulated other comprehensive loss	(1,299)	(2,167)
Total shareholders' equity	484,120	539,799
Non-controlling interest	319,850	319,080
Total equity	803,970	858,879
TOTAL LIABILITIES AND EQUITY	$2,653,629	$3,062,881

FOCUS FINANCIAL PARTNERS INC.

Unaudited condensed consolidated statements of cash flows

(in thousands)

	For the twelve months ended
	December 31,
	2019	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(12,025)	$48,965
Adjustments to reconcile net income (loss) to net cash provided by operating activities—net of effect of acquisitions:
Intangible amortization	130,718	147,783
Depreciation and other amortization	10,675	12,451
Amortization of debt financing costs	3,452	2,909
Non-cash equity compensation expense	18,329	22,285
Non-cash changes in fair value of estimated contingent consideration	38,797	19,197
Income from equity method investments	(755)	(219)
Impairment of equity method investment	11,749	—
Distributions received from equity method investments	751	231
Deferred taxes and other non-cash items	3,555	2,618
Loss on extinguishment of borrowings	—	6,094
Changes in cash resulting from changes in operating assets and liabilities:
Accounts receivable	(29,562)	(37,913)
Prepaid expenses and other assets	3,796	74
Accounts payable	(1,172)	606
Accrued expenses	8,276	10,876
Due to affiliates	18,989	7,650
Other liabilities	(10,487)	(29,683)
Deferred revenue	(312)	(2,563)
Net cash provided by operating activities	194,774	211,361
CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisitions and contingent consideration—net of cash acquired	(532,513)	(348,674)
Purchase of fixed assets	(25,472)	(19,349)
Investment and other	1,530	(4,950)
Net cash used in investing activities	(556,455)	(372,973)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under credit facilities	969,125	555,000
Repayments of borrowings under credit facilities	(529,796)	(326,566)
Contingent consideration paid	(22,040)	(49,891)
Payments of debt financing costs	(3,743)	(634)
Proceeds from exercise of stock options	838	6,912
Restricted stock units withholding	—	(386)
Payments on finance lease obligations	(176)	(147)
Distributions for unitholders	(20,641)	(22,457)
Net cash provided by financing activities	393,567	161,831
EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	79	461
CHANGE IN CASH AND CASH EQUIVALENTS	31,965	680
CASH AND CASH EQUIVALENTS:
Beginning of period	33,213	65,178
End of period	$65,178	$65,858

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP measure. Adjusted EBITDA is defined as net income (loss) excluding interest income, interest expense, income tax expense (benefit), amortization of debt financing costs, intangible amortization and impairments, if any, depreciation and other amortization, non-cash equity compensation expense, non-cash changes in fair value of estimated contingent consideration, loss on extinguishment of borrowings, other expense/income, net, impairment of equity method investment, management contract buyout and other one-time transaction expenses, if any. We believe that Adjusted EBITDA, viewed in addition to and not in lieu of, our reported GAAP results, provides additional useful information to investors regarding our performance and overall results of operations for various reasons, including the following:

•	non-cash equity grants made to employees or non-employees at a certain price and point in time do not necessarily reflect how our business is performing at any particular time; stock-based compensation expense is not a key measure of our operating performance;
•	contingent consideration or earn outs can vary substantially from company to company and depending upon each company’s growth metrics and accounting assumption methods; the non-cash changes in fair value of estimated contingent consideration is not considered a key measure in comparing our operating performance; and
•	amortization expenses can vary substantially from company to company and from period to period depending upon each company’s financing and accounting methods, the fair value and average expected life of acquired intangible assets and the method by which assets were acquired; the amortization of intangible assets obtained in acquisitions are not considered a key measure in comparing our operating performance.

We use Adjusted EBITDA:

•	as a measure of operating performance;
•	for planning purposes, including the preparation of budgets and forecasts;
•	to allocate resources to enhance the financial performance of our business; and
•	to evaluate the effectiveness of our business strategies.

Adjusted EBITDA does not purport to be an alternative to net income (loss) or cash flows from operating activities. The term Adjusted EBITDA is not defined under GAAP, and Adjusted EBITDA is not a measure of net income (loss), operating income or any other performance or liquidity measure derived in accordance with GAAP. Therefore, Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect all cash expenditures, future requirements for capital expenditures or contractual commitments;
•	Adjusted EBITDA does not reflect changes in, or cash requirements for, working capital needs; and
•	Adjusted EBITDA does not reflect the interest expense on our debt or the cash requirements necessary to service interest or principal payments.

In addition, Adjusted EBITDA can differ significantly from company to company depending on strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. We compensate for these limitations by also relying on the GAAP results and using Adjusted EBITDA as supplemental information.

Set forth below is a reconciliation of net income (loss) to Adjusted EBITDA for the three and twelve months ended December 31, 2019 and 2020:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2020	2019	2020

	(in thousands)
Net income (loss)	$(12,691)	$7,674	$(12,025)	$48,965
Interest income	(337)	(41)	(1,164)	(453)
Interest expense	15,156	9,112	58,291	41,658
Income tax expense	10,750	4,148	7,049	20,660
Amortization of debt financing costs	969	709	3,452	2,909
Intangible amortization	35,858	39,024	130,718	147,783
Depreciation and other amortization	3,140	3,320	10,675	12,451
Non-cash equity compensation expense	4,954	6,697	18,329	22,285
Non-cash changes in fair value of estimated contingent consideration	13,101	19,818	38,797	19,197
Loss on extinguishment of borrowings	—	—	—	6,094
Other expense, net	354	239	1,049	214
Impairment of equity method investment	11,749	—	11,749	—
Management contract buyout	—	—	1,428	—
Other one-time transaction expenses	—	—	1,486	—
Adjusted EBITDA	$83,003	$90,700	$269,834	$321,763

Adjusted Net Income Excluding Tax Adjustments and Adjusted Net Income Excluding Tax Adjustments Per Share

We analyze our performance using Adjusted Net Income Excluding Tax Adjustments and Adjusted Net Income Excluding Tax Adjustments Per Share. Adjusted Net Income Excluding Tax Adjustments and Adjusted Net Income Excluding Tax Adjustments Per Share are non-GAAP measures. We define Adjusted Net Income Excluding Tax Adjustments as net income (loss) excluding income tax expense (benefit), amortization of debt financing costs, intangible amortization and impairments, if any, non-cash equity compensation expense, non-cash changes in fair value of estimated contingent consideration, loss on extinguishment of borrowings, management contract buyout, if any, and other one-time transaction expenses. The calculation of Adjusted Net Income Excluding Tax Adjustments also includes adjustments to reflect a pro forma 27% income tax rate reflecting the estimated U.S. Federal, state, local and foreign income tax rates applicable to corporations in the jurisdictions we conduct business.

Adjusted Net Income Excluding Tax Adjustments Per Share is calculated by dividing Adjusted Net Income Excluding Tax Adjustments by the Adjusted Shares Outstanding. Adjusted Shares Outstanding includes: (i) the weighted average shares of Class A common stock outstanding during the periods, (ii) the weighted average incremental shares of Class A common stock related to stock options outstanding during the periods, (iii) the weighted average incremental shares of Class A common stock related to unvested Class A common stock outstanding during the periods, (iv) the weighted average incremental shares of Class A common stock related to restricted stock units outstanding during the periods, (v) the weighted average number of Focus LLC common units outstanding during the periods (assuming that 100% of such Focus LLC common units have been exchanged for Class A common stock), (vi) the weighted average number of Focus LLC unvested restricted common units outstanding during the periods (assuming that 100% of such Focus LLC unvested restricted common units have been exchanged for Class A common stock) and (vii) the weighted average number of common unit equivalents of Focus LLC vested and unvested incentive units outstanding during the periods based on the closing price of our Class A common stock on the last trading day of the periods (assuming that 100% of such Focus LLC common units have been exchanged for Class A common stock).

We believe that Adjusted Net Income Excluding Tax Adjustments and Adjusted Net Income Excluding Tax Adjustments Per Share, viewed in addition to and not in lieu of, our reported GAAP results, provide additional useful information to investors regarding our performance and overall results of operations for various reasons, including the following:

•	non-cash equity grants made to employees or non-employees at a certain price and point in time do not necessarily reflect how our business is performing at any particular time; stock-based compensation expense is not a key measure of our operating performance;
•	contingent consideration or earn outs can vary substantially from company to company and depending upon each company’s growth metrics and accounting assumption methods; the non-cash changes in fair value of estimated contingent consideration is not considered a key measure in comparing our operating performance; and
•	amortization expenses can vary substantially from company to company and from period to period depending upon each company’s financing and accounting methods, the fair value and average expected life of acquired intangible assets and the method by which assets were acquired; the amortization of intangible assets obtained in acquisitions are not considered a key measure in comparing our operating performance.

Adjusted Net Income Excluding Tax Adjustments and Adjusted Net Income Excluding Tax Adjustments Per Share do not purport to be an alternative to net income (loss) or cash flows from operating activities. The terms Adjusted Net Income Excluding Tax Adjustments and Adjusted Net Income Excluding Tax Adjustments Per Share are not defined under GAAP, and Adjusted Net Income Excluding Tax Adjustments and Adjusted Net Income Excluding Tax Adjustments Per Share are not a measure of net income (loss), operating income or any other performance or liquidity measure derived in accordance with GAAP. Therefore, Adjusted Net Income Excluding Tax Adjustments and Adjusted Net Income Excluding Tax Adjustments Per Share have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted Net Income Excluding Tax Adjustments and Adjusted Net Income Excluding Tax Adjustments Per Share do not reflect all cash expenditures, future requirements for capital expenditures or contractual commitments;
•	Adjusted Net Income Excluding Tax Adjustments and Adjusted Net Income Excluding Tax Adjustments Per Share do not reflect changes in, or cash requirements for, working capital needs; and
•	Other companies in the financial services industry may calculate Adjusted Net Income Excluding Tax Adjustments and Adjusted Net Income Excluding Tax Adjustments Per Share differently than we do, limiting its usefulness as a comparative measure.

In addition, Adjusted Net Income Excluding Tax Adjustments and Adjusted Net Income Excluding Tax Adjustments Per Share can differ significantly from company to company depending on strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. We compensate for these limitations by relying also on the GAAP results and use Adjusted Net Income Excluding Tax Adjustments and Adjusted Net Income Excluding Tax Adjustments Per Share as supplemental information.

Tax Adjustments and Tax Adjustments Per Share

Tax Adjustments represent the tax benefits of intangible assets, including goodwill, associated with deductions allowed for tax amortization of intangible assets in the respective periods based on a pro forma 27% income tax rate. Such amounts were generated from acquisitions completed where we received a step-up in basis for tax purposes. Acquired intangible assets may be amortized for tax purposes, generally over a 15-year period. Due to our acquisitive nature, tax deductions allowed on acquired intangible assets provide additional significant supplemental economic benefit. The tax benefit from amortization is included to show the full economic benefit of deductions for acquired intangible assets with the step-up in tax basis.

Tax Adjustments Per Share is calculated by dividing Tax Adjustments by the Adjusted Shares Outstanding.

Set forth below is a reconciliation of net income (loss) to Adjusted Net Income Excluding Tax Adjustments and Adjusted Net Income Excluding Tax Adjustments Per Share for the three and twelve months ended December 31, 2019 and 2020:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2020	2019	2020

	(dollars in thousands, except per share data)
Net income (loss)	$(12,691)	$7,674	$(12,025)	$48,965
Income tax expense	10,750	4,148	7,049	20,660
Amortization of debt financing costs	969	709	3,452	2,909
Intangible amortization	35,858	39,024	130,718	147,783
Non-cash equity compensation expense	4,954	6,697	18,329	22,285
Non-cash changes in fair value of estimated contingent consideration	13,101	19,818	38,797	19,197
Loss on extinguishment of borrowings	—	—	—	6,094
Impairment of equity method investment	11,749	—	11,749	—
Management contract buyout	—	—	1,428	—
Other one-time transaction expenses (1)	—	—	1,486	—
Subtotal	64,690	78,070	200,983	267,893
Pro forma income tax expense (27%) (2)	(17,466)	(21,079)	(54,265)	(72,331)
Adjusted Net Income Excluding Tax Adjustments	$47,224	$56,991	$146,718	$195,562

Tax Adjustments (3)	$8,760	$9,856	$31,860	$37,254

Adjusted Net Income Excluding Tax Adjustments Per Share	$0.63	$0.72	$1.96	$2.46
Tax Adjustments Per Share (3)	$0.12	$0.12	$0.42	$0.47

Adjusted Shares Outstanding	75,072,782	79,584,887	75,039,357	79,397,568

Calculation of Adjusted Shares Outstanding:
Weighted average shares of Class A common stock outstanding—basic (4)	47,203,578	50,723,913	46,792,389	48,678,584
Adjustments:
Weighted average incremental shares of Class A common stock related to stock options, unvested Class A common stock and restricted stock units (5)	34,391	327,568	20,428	118,029
Weighted average Focus LLC common units outstanding (6)	22,158,584	20,814,064	22,424,378	21,461,080
Weighted average Focus LLC restricted common units outstanding (7)	—	19,912	—	5,005
Weighted average common unit equivalent of Focus LLC incentive units outstanding (8)	5,676,229	7,699,430	5,802,162	9,134,870
Adjusted Shares Outstanding	75,072,782	79,584,887	75,039,357	79,397,568

(1)	During the twelve months ended December 31, 2019 relates to (a) Loring Ward severance cash compensation of $280, which was recorded in compensation and related expenses and (b) transaction expenses of $1,206 associated with the acquisition of Loring Ward, which were recorded in selling, general and administrative expenses.

(2)	The pro forma income tax rate of 27% reflects the estimated U.S. Federal, state, local and foreign income tax rates applicable to corporations in the jurisdictions we conduct business.

(3)	Tax Adjustments represent the tax benefits of intangible assets, including goodwill, associated with deductions allowed for tax amortization of intangible assets in the respective periods based on a pro forma 27% income tax rate. Such amounts were generated from acquisitions completed where we received a step-up in basis for tax purposes. Acquired intangible assets may be amortized for tax purposes, generally over a 15-year period. Due to our acquisitive nature, tax deductions allowed on acquired intangible assets provide additional significant supplemental economic benefit. The tax benefit from amortization is included to show the full economic benefit of deductions for acquired intangible assets with the step-up in tax basis. As of December 31, 2020, estimated Tax Adjustments from intangible asset related income tax benefits from closed acquisitions based on a pro forma 27% income tax rate for the next 12 months is $41,718.

(4)	Represents our GAAP weighted average Class A common stock outstanding—basic.

(5)	The incremental shares for the three and twelve months ended December 31, 2019 related to stock options, unvested Class A common stock and restricted stock units as calculated using the treasury stock method were not included in the calculation of the GAAP weighted average shares of Class A common stock—diluted as the result would have been antidilutive.

(6)	Assumes that 100% of the Focus LLC common units were exchanged for Class A common stock.

(7)	Assumes that 100% of Focus LLC unvested restricted common units were exchanged for Class A common stock.

(8)	Assumes that 100% of the vested and unvested Focus LLC incentive units were converted into Focus LLC common units based on the closing price of our Class A common stock at the end of the respective period and such Focus LLC common units were exchanged for Class A common stock.

Adjusted Free Cash Flow and Cash Flow Available for Capital Allocation

To supplement our statements of cash flows presented on a GAAP basis, we use non-GAAP liquidity measures on a trailing 4-quarter basis to analyze cash flows generated from our operations. We consider Adjusted Free Cash Flow and Cash Flow Available for Capital Allocation to be liquidity measures that provide useful information to investors about the amount of cash generated by the business and are two factors in evaluating the amount of cash available to pay contingent consideration, make strategic acquisitions and repay outstanding borrowings. Adjusted Free Cash Flow and Cash Flow Available for Capital Allocation do not represent our residual cash flow available for discretionary expenditures as they do not deduct our mandatory debt service requirements and other non-discretionary expenditures. We define Adjusted Free Cash Flow as net cash provided by operating activities, less purchase of fixed assets, distributions for Focus LLC unitholders and payments under tax receivable agreements (if any). We define Cash Flow Available for Capital Allocation as Adjusted Free Cash Flow plus the portion of contingent consideration paid which is classified as operating cash flows under GAAP. The balance of such contingent consideration is classified as investing and financing cash flows under GAAP; therefore, we add back the amount included in operating cash flows so that the full amount of contingent consideration payments is treated consistently. Adjusted Free Cash Flow and Cash Flow Available for Capital Allocation are not defined under GAAP and should not be considered as alternatives to net cash from operating, investing or financing activities. In addition, Adjusted Free Cash Flow and Cash Flow Available for Capital Allocation can differ significantly from company to company.

Set forth below is a reconciliation of net cash provided by operating activities to Adjusted Free Cash Flow and Cash Flow Available for Capital Allocation for the trailing 4-quarters ended December 31, 2019 and 2020:

	Trailing 4-Quarters Ended
	December 31,
	2019	2020

	(in thousands)
Net cash provided by operating activities	$194,774	$211,361
Purchase of fixed assets	(25,472)	(19,349)
Distributions for unitholders	(20,641)	(22,457)
Payments under tax receivable agreements	—	—
Adjusted Free Cash Flow	$148,661	$169,555
Portion of contingent consideration paid included in operating activities (1)	14,822	30,913
Cash Flow Available for Capital Allocation (2)	$163,483	$200,468

(1)	A portion of contingent consideration paid is classified as operating cash outflows in accordance with GAAP, with the balance reflected in investing and financing cash outflows. Contingent consideration paid classified as operating cash outflows for each of the trailing 4-quarters ended December 31, 2019 was $9.2 million, $4.0 million $0.8 million and $0.8 million, respectively, totaling $14.8 million for the trailing 4-quarters ended December 31, 2019. Contingent consideration paid classified as operating cash outflows for each of the trailing 4-quarters ended December 31, 2020 was $8.3 million, $16.4 million, $3.8 million and $2.4 million, respectively, totaling $30.9 million for the trailing 4-quarters ended December 31, 2020.

(2)	Cash Flow Available for Capital Allocation excludes all contingent consideration that was included in either operating, investing or financing activities of our consolidated statements of cash flows.

Supplemental Information

Economic Ownership

The following table provides supplemental information regarding the economic ownership of Focus Financial Partners, LLC as of December 31, 2020:

	December 31, 2020
Economic Ownership of Focus Financial Partners, LLC Interests:	Interest	%
Focus Financial Partners Inc.	51,158,712	64.3%
Non-Controlling Interests (1)	28,349,344	35.7%
Total	79,508,056	100.0%

(1)	Includes 7,614,473 Focus LLC common units issuable upon conversion of the outstanding 17,234,497 vested and unvested incentive units (assuming vesting of the unvested incentive units and a December 31, 2020 period end value of the Focus LLC common units equal to $43.50) and includes 73,276 Focus LLC restricted common units.

Class A and Class B Common Stock Outstanding

The following table provides supplemental information regarding the Company’s Class A and Class B common stock:

	Q4 2020 Weighted Average Outstanding	Number of Shares Outstanding at December 31, 2020	Number of Shares Outstanding at February 15, 2021
Class A	50,723,913	51,158,712	51,184,782
Class B	20,814,064	20,661,595	20,661,595

Incentive Units

The following table provides supplemental information regarding the outstanding Focus LLC vested and unvested Incentive Units (“IUs”) at December 31, 2020. The vested IUs in future periods can be exchanged into shares of Class A common stock (after conversion into a number of Focus LLC common units that takes into account the then-current value of common units and such IUs aggregate hurdle amount), and therefore, the Company calculates the Class A common stock equivalent of such IUs for purposes of calculating per share data. The period-end share price of the Company’s Class A common stock is used to calculate the intrinsic value of the outstanding Focus LLC IUs in order to calculate a Focus LLC common unit equivalent of the Focus LLC IUs.

Focus Financial Partners, LLC Incentive Units by Hurdle at December 31, 2020:

Hurdle Rates	Number Outstanding
$1.42	421
$5.50	798
$6.00	386
$7.00	1,081
$9.00	1,323,708
$11.00	841,706
$12.00	520,000
$13.00	558,611
$14.00	17,848
$16.00	45,191
$17.00	22,500
$19.00	570,965
$21.00	3,548,129
$22.00	1,037,304
$23.00	524,828
$26.26	18,750
$27.00	29,484
$27.90	2,051,131
$28.50	1,566,650
$30.48	30,000
$33.00	3,670,000
$36.64	30,000
$44.71	825,006
17,234,497